Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc.,

General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement (No. 333-166221) on Form S-3 of TC PipeLines, LP of our report dated February 10, 2011, with respect to the consolidated balance sheets of Great Lakes Gas Transmission Limited Partnership and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, and partners’ capital for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Houston, Texas
February 24, 2011